EXHIBIT 99.1

SIZELER PROPERTY INVESTORS, INC. REPORTS FIRST QUARTER 2004 OPERATING RESULTS

NEW ORLEANS, LOUISIANA—May 7, 2004— Sizeler Property Investors, Inc. (NYSE:SIZ) today announced its operating results for the three-month period ended March 31, 2004.

For the three months ended March 31, 2004, basic funds from operations available to common shareholders (“funds from operations”) totaled $2.63 million, compared to $2.82 million earned for the same period in 2003. On a per share basis, funds from operations was $0.20 on weighted average shares outstanding of 13,131,000 for the first quarter ended March 31, 2004, compared to $0.22 on weighted average shares outstanding of 13,084,000 for the same period in the prior year.

Operating revenue totaled $13.74 million for the three months ended March 31, 2004, compared to $13.16 million earned in the first three months of 2003. The increase in operating revenue in 2004 is primarily attributable to additional revenue from the acquisition of a retail property in 2003 and the partial delivery of apartment units in two development projects during 2003 and the first quarter of 2004. Operating costs were $5.47 million in 2004, compared to $5.06 million in 2003. The increase in operating costs in 2004 is attributable to the above described acquisition and delivery of apartment units as well as an increase in costs associated with retail tenant bankruptcies.

General and administrative expenses increased approximately $174,000 due primarily to higher employee benefit costs in 2004. The Company also continues to incur costs for compliance with increased regulation and reporting for public companies. Interest expense for the first quarter of 2004 increased approximately $317,000 due to higher utilization of the Company’s bank credit lines.

Depreciation expense increased approximately $448,000 for the three months ended March 31, 2004 compared to the same period in 2003 due to the above described property acquisition and delivery of apartment units as well as the redevelopment of existing properties in the Company’s portfolio.

For the three months ended March 31, 2004, the Company recognized a net loss of $333,000 consisting of an allocation of $205,000 of net income to preferred shareholders and an allocation of a net loss of $538,000 to common shareholders. This compares to net income of $297,000 for the same period in 2003 consisting of an allocation of $205,000 of net income to preferred shareholders and an allocation of $92,000 of net income to common shareholders. The decrease in net income in 2004 is due to higher depreciation cost principally associated with development and re-development projects which are still in the lease-up stage of completion and thereby not at the full income potential which is expected from these projects.

Retail Portfolio

For the three months ended March 31, 2004, the Company’s retail properties accounted for approximately 55% of revenue. Retail revenue in 2004 totaled $7.50 million–of which, $7.30 million was same store revenue—compared to $7.40 million of same store revenue in 2003.

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May 7, 2004

The Company’s retail portfolio consists of sixteen properties containing approximately 2.7 million square feet of gross leasable area and is composed of three enclosed regional shopping malls and thirteen retail shopping centers, located in Florida and Louisiana. At March 31, 2004, the retail portfolio was 91% leased.

Apartment Portfolio

For the three months ended March 31, 2004, the Company’s apartment properties accounted for approximately 45% of revenue. Apartment revenue in 2004 totaled $6.24 million–of which, $5.85 million was on the same basis as the previous year–compared to $5.76 million on the same basis in 2003.

The apartment portfolio consists of sixteen properties containing approximately 3,700 units, located in Florida, Alabama and Louisiana. At March 31, 2004, the apartment portfolio was 92% leased.

New Development and Re-Development Activities

In February 2004, the Company accepted the final units in the second phase of its Governors Gate apartment community with a total of 204 units, located in Pensacola, Florida. Construction continued during the first quarter of 2004 on Greenbrier Estates, which is located in Slidell, Louisiana; and, as of March 31, 2004, the Company had accepted 66 of the 144 units under construction from this project. Greenbrier Estates is expected to be completed in the second quarter of 2004. During the first quarter of 2004, the Company continued its marketing and repositioning strategy encompassing a number of its existing properties–particularly in the Mobile, Alabama market. This program, begun in 2003 and continuing throughout 2004, is focused on enhancing the value of these properties, and it is in keeping with the Company’s commitment to providing a quality living experience for our tenants.

Company Profile

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT), which invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty-two properties—sixteen in Louisiana, twelve in Florida and four in Alabama.

Funds From Operations Definition: The Company defines Funds from Operations (FFO) as net income, computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding: gains or losses from sales of property; those items defined as extraordinary under GAAP; plus depreciation on real estate assets and after adjustments for unconsolidated partnerships (and joint ventures). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.

FFO is a key operating measure used by the Company’s management in evaluating current operating performance as well as trends in operating performance. Management also uses FFO to compare the Company’s operating performance with other equity REITs, particularly those who own retail and apartment properties. We also consider FFO, as well as other criteria, in evaluating and granting incentive compensation to our management. The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT.

In computing FFO, the Company excludes the effect of depreciation, amortization and gains and losses from sales of real estate. In the Company’s view, these amounts, which are derived from

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historical cost, are of limited relevance in evaluating current performance. The Company’s experience, and the experience of other owners of shopping centers and apartment communities, is that depreciation and amortization have no correlation with changes in the value of the properties. Real estate assets can also appreciate, rather than depreciate in value over time. Management believes that FFO, by excluding such items (which can vary among owners of similar assets in similar condition based on historical cost accounting and useful life estimates) can help compare the operating performance of a company’s real estate between periods or as compared to different companies. The Company believes that use of FFO may also facilitate comparisons of operating performance between operating periods and among us and other equity REITs. The Company’s FFO may not be comparable to FFO reported by other REITs. These other REITs may not define the term in a comparable manner or may use different interpretations in the calculation. Investors should review FFO, along with GAAP net income and other appropriate operating measures and cash flows from operating activities, investing activities and financing activities when trying to understand an equity REIT’s operating performance. FFO is not a GAAP measure or a disclosure required by the Securities and Exchange Commission.

Computations of FFO differ among REITs. Thus, an investor should be attentive to differences in FFO computations when comparing FFO among REITs. FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. A reconciliation of net income to basic FFO is presented below (in thousands):

	Quarter Ended March 31
	2004		2003
	Dollars	Shares	Dollars	Shares
Net (loss) income	$(333)	13,131	$297	13,084
Additions:
Depreciation and amortization	3,333		2,885
Partnership depreciation	8		8
Deductions:
Minority depreciation	16		14
Preferred dividends	205		205
Amortization costs	159		156

Funds from operations - available to common stock	$2,628	13,131	$2,815	13,084

www.sizeler.net

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Forward-Looking Statements

This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company’s securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company’s properties; (b) decisions by tenants and anchor tenants who own their space to close stores at the Company’s properties; (c) the

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inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at the Company’s properties; (h) increases in corporate operating costs, particularly those associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by the Company; (j) force majeure as it relates to construction and rehabilitation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of its various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; as well as (n) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.

SELECTED FINANCIAL DATA

(unaudited)

	Quarter Ended March 31
	2004	2003
Funds from operations available to common shareholders	$2,628,000	$2,815,000

Net (loss) income	$(333,000)	$297,000

Net (loss) income allocation

Allocable to preferred shareholders	$205,000	$205,000

Allocable to common shareholders	$(538,000)	$92,000

Net (loss) income	$(333,000)	$297,000

Per share:

Basic funds from operations available to common shareholders	$0.20	$0.22

Net (loss) income allocable to common shareholders	$(0.04)	$0.01

Weighted average shares outstanding	13,131,000	13,084,000

Operating revenue	$13,738,000	$13,158,000

Interest expense	$3,448,000	$3,131,000

Depreciation and amortization	$3,333,000	$2,885,000

Distributions paid	$3,225,000	$3,213,000

	March 31
	2004	2003
Real estate investments at cost	$411,953,000	$374,166,000
Total assets	$320,446,000	$292,473,000
Notes payable to banks	$55,520,000	$18,649,000
Convertible subordinated debentures	$56,599,000	$56,599,000
Total liabilities	$232,537,000	$192,995,000
Shareholders’ equity	$87,909,000	$99,478,000

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